WILLIAM L. WESTERMAN
  CHAIRMAN OF THE BOARD
  CHIEF EXECUTIVE OFFICER

  May 12, 2006



  Mr. Mark Lefever
  3226 Bronze Leaf Street
  Las Vegas, NV 89132

  Dear Mark:

I am pleased to offer you the position of Executive Vice President-Finance and Treasurer of Riviera Holdings Corporation, effective May 30, 2006 on the following terms:

Base Salary $250,000 per year, payable bi-weekly.

Incentive for 2006 - based on the same formula as your predecessor. Would be $100,000 if target is achieved, prorated for the portion of the year you are employed. (Targets for each year are established by the Board of Directors prior to the beginning of the year.)

Severance Agreement - If terminated for any reason other than cause in the first 12 months of employment - six months salary or if the Company is sold to any party other than the "Flag Group" you may elect to terminate and be paid six months salary.

At the later of the 2006 Annual Meeting or Special Meeting to vote on the Merger Agreement, the Board of Directors will ESTABLISH THE salary Continuation Agreements to expire on December 31, 2007. You will have the option of canceling the above arrangement and substitute the agreements being granted to the Executive Vice Presidents.

The Company will reimburse you for $7,500 of your moving expenses from Atlantic City to Las Vegas.

 Mark Lefever Page 2

The Company will reimburse you for the cost of your COBRA (or pay directly) for six months until you become eligible for the Company's health insurance plan.

You will receive a car allowance of $500 per month. It is Company policy to report this allowance on your W-2 as Other Income. In accordance with Company policy, this offer is conditioned on your passing a drug test. Your starting date will move forward, if you can be available prior May 30th.

As I told you we have our Board and Audit Committee Meeting scheduled for May
22. We are also scheduling meetings with Vinny DiVito and Deloitte Monday and possibly Tuesday and would like you to attend these meetings and join the Board for lunch on Monday.

I am looking forward to working with you to continue the Riviera's success in the future. Very truly yours,

William L. Westerman

WLW:lj

 cc:
Jeff Silver
Jim Land
Vinny DiVito
Paul Harvey
Pat Cruzen
Scott Butera
Tullio Marchionne